Filed pursuant to Rule 424(b)(3) and (c)
Registration No. 333-86624

PROSPECTUS SUPPLEMENT NO. 8 DATED OCTOBER 8, 2002

$160,000,000

4% Convertible Senior Subordinated Notes Due 2009
And 3,200,000 Shares Of Common Stock Issuable Upon
Conversion Of The Notes

        This Prospectus Supplement relates to resales by selling securityholders of our 4% Convertible Senior Subordinated Notes due 2009 and shares of our common stock into which the notes are convertible.

        This Prospectus Supplement should be read in conjunction with the Prospectus dated May 10, 2002, (the "Prospectus") which is to be delivered with this Prospectus Supplement.

        SEE "RISK FACTORS," BEGINNING ON PAGE 5 OF THE PROSPECTUS AS THEY MAY BE MODIFIED AND INCORPORATED BY REFERENCE, TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is October 8, 2002.

The date of this Prospectus Supplement is October 8, 2002.

COMPANY REPURCHASE OF NOTES

        On August 29, 2002, we announced that we had repurchased $40 million aggregate principal amount of the Notes originally issued in February 2002 in the open market for approximately $26 million. We also announced that we may make additional purchases from time to time.

SELLING SECURITYHOLDERS

        The information in the table appearing in the Prospectus under the heading "Selling Securityholders" is superseded by the information appearing in the following table:

Selling Securityholder*	Principal Amount of Notes Beneficially Owned and Offered**		Common Stock Issuable Upon Conversion of the Notes (1)	Common Stock Offered (1)	Principal Amount of the Notes Owned After Completion of Offering	Common Stock Owned After Completion of Offering
Arbitex Master Fund L.P.	$1,500,000	(16)	30,000	30,000	0	0
Argent Classic Convertible Arbitage Fund (Bermuda) Ltd.	$1,500,000	(9)	30,000	30,000	0	0
Argent Low Lev Convertible Arbitage Fund Ltd.	$1,000,000	(9)	20,000	20,000	0	0
Aristeria International Limited	$10,640,000	(2)	212,800	212,800	0	0
Aristeria Partners, LP	$3,360,000	(2)	67,200	67,200	0	0
B.G.I. Global Investors c/o Forest Investment Management L.L.C.	$440,000	(13)	8,800	8,800	0	0
Calamos® Market Neutral Fund — Calamos® Investment Trust	$10,000,000	(3)	200,000	200,000	0	0
Consulting Group Capital Markets Fund	$530,000	(3)	10,600	10,600	0	0
Continental Assurance Company	$500,000	(8)	10,000	10,000	0	0
Continental Casualty Company	$3,000,000	(8)	60,000	60,000	0	0
CSFB Convertible & Quantative Strategies Ltd.	$500,000	(4)	10,000	10,000	0	0
Deutsche Bank Securities Inc.	$5,000,000	(7)	100,000	100,000	0	0
Fidelity Commonwealth Trust: Fidelity Mid-Cap Stock Fund	$10,510,000		210,200	210,200	0	0
Fidelity Financial Trust: Fidelity Convertible Securities Fund	$2,485,000		49,700	49,700	0	0
First Union Securities Inc.	$15,250,000		305,000	305,000	0	0
Forest Alternative Strategies II	$140,000	(13)	2,800	2,800	0	0
Forest Global Convertible Fund Series A-5	$7,210,000	(13)	144,200	144,200	0	0
Forest Fulcrum Fund L.L.P.	$1,780,000	(13)	35,600	35,600	0	0
Grace Brothers, Ltd.	$1,000,000		20,000	20,000	0	0
Grace Brothers Management L.L.C.	$2,300,000		46,000	46,000	0	0
JP Morgan Securities	$29,000,000	(11)	580,000	580,000	0	0
KBC Financial Products (Cayman Islands)	$7,000,000	(5)	140,000	140,000	0	0
KBC Financial Products, USA, Inc.	$4,000,000	(4)	80,000	80,000	0	0
Lincoln National Convertible Securities Fund	$2,550,000	(5)	51,000	51,000	0	0
LLT Limited	$500,000	(13)	10,000	10,000	0	0
Merrill Lynch Pierce Fenner & Smith Inc.	$10,475,000	(9)	209,500	209,500	0	0
MLQA Convertible Securities Arbitrage, LTD.	$15,000,000	(14)	300,000	300,000	0	0
Morgan Stanley & Co.	$7,000,000	(6)	140,000	140,000	0	0
Morgan Stanley Dean Witter Convertible Securities Trust	$1,000,000		20,000	20,000	0	0
National Bank Financial	$250,000	(15)	5,000	5,000	0	0
Pioneer High Yield Fund	3,500,000	(19)	70,000	70,000	0	0
Ramius Capital Group	$1,000,000		20,000	20,000	0	0
Ramius LP	$133,000	(12)	2,660	2,660	0	0
RCG Baldwin LP	$267,000	(12)	5,340	5,340	0	0
RCG Halifax Master Fund, LTD.	$750,000		15,000	15,000	0	0
RCG Latitude Master Fund, LTD.	$3,250,000		65,000	65,000	0	0
RCG Multi Strategy LP	$2,000,000		40,000	40,000	0	0
Relative Value International Holdings, LLC	$500,000	(10)	10,000	10,000	0	0
Robertson Stephens	$25,000,000	(7)	500,000	500,000	0	0
Sage Capital	$4,000,000	(18)	80,000	80,000	0	0
Tribeca Investments, L.L.C.	$9,300,000		186,000	186,000	0	0
UFJ Investments Asia Limited	$500,000		10,000	10,000	0	0

Wachovia Securities International Ltd.	$11,000,000		220,000	220,000	0	0
Whitebox Convertible Arbitrage Partners, L.P.	$5,000,000		100,000	100,000	0	0
Zurich Institutional Benchmarks Master Fund Ltd.	$2,000,000	(17)	40,000	40,000	0	0
Zurich Master Hedge Fund c/o Forest Investment Management L.L.C.	$530,000	(13)	10,600	10,600	0	0

*
Information about other selling securityholders will be set forth in prospectus supplements or amendments, if required.
**
Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act of 1933, as amended, since the date upon which the selling securityholders provided to us the information regarding their notes.
(1)
Assumes conversion of all of the securityholders' notes at a conversion rate of 20 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes—Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)
Information provided as of February 20, 2002.
(3)
Information provided as of March 19, 2002.
(4)
Information provided as of May 8, 2002.
(5)
Information provided as of May 10, 2002.
(6)
Information provided as of April 24, 2002.
(7)
Information provided as of May 14, 2002.
(8)
Information provided as of May 15, 2002.
(9)
Information provided as of July 23, 2002.
(10)
Information provided as of May 22, 2002.
(11)
Information provided as of May 24, 2002.
(12)
Information provided as of June 4, 2002.
(13)
Information provided as of June 10, 2002.
(14)
Information provided as of June 11, 2002.
(15)
Information provided as of June 26, 2002.
(16)
Information provided as of July 16, 2002.
(17)
Information provided as of August 22, 2002.
(18)
Information provided as of September 18, 2002.
(19)
Information provided as of September 20, 2002.